Exhibit 99.1
October 18, 2023

Fellow shareholders,

Summary:

•Our Q3 financials were in-line with to ahead of forecast with revenue of $8.5B, paid net adds of 9M and operating margin of 22.4%. We now expect operating margin1 of 20% for FY23 (the high end of our 18% to 20% range).
•We now expect FY23 free cash flow of ~$6.5B, up from our prior forecast of at least $5B. We repurchased $2.5B of shares in Q3 and increased our buyback authorization by $10B.
•We continue to focus on improving our slate, with best-in-class originals and licensed titles from around the world. In Q3, these included English language hits like One Piece S1, The Witcher S3, Top Boy S3, Sex Education S4, Love at First Sight and Suits, and local language wins with Dear Child (Germany), Sintonia S4 (Brazil), Guns & Gulaabs S1 (India) and Class Act (France).
•Adoption of our ads plan continues to grow — with ads plan membership up almost 70% quarter-over-quarter — and 30% of sign ups in our ads countries are, on average, to our ads plan, with more work to do to scale this business. Our $6.99 per month ads plan in the US continues to support our ads plan growth.

The last six months have been challenging for our industry given the combined writers and actors strikes in the US. While we have reached an agreement with the WGA, negotiations with SAG-AFTRA are ongoing. We’re committed to resolving the remaining issues as quickly as possible so everyone can return to work making movies and TV shows that audiences will love.

(in millions except per share data)	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23 Forecast
Revenue	$7,926	$7,852	$8,162	$8,187	$8,542	$8,692
Y/Y % Growth	5.9%	1.9%	3.7%	2.7%	7.8%	10.7%
Operating Income	$1,533	$550	$1,714	$1,827	$1,916	$1,160
Operating Margin	19.3%	7.0%	21.0%	22.3%	22.4%	13.3%
Net Income	$1,398	$55	$1,305	$1,488	$1,677	$956
Diluted EPS	$3.10	$0.12	$2.88	$3.29	$3.73	$2.15

Global Streaming Paid Memberships	223.09	230.75	232.50	238.39	247.15
Y/Y % Growth	4.5%	4.0%	4.9%	8.0%	10.8%
Global Streaming Paid Net Additions	2.41	7.66	1.75	5.89	8.76

Net cash provided by operating activities	$557	$444	$2,179	$1,440	$1,992
Free Cash Flow	$472	$332	$2,117	$1,339	$1,888
Shares (FD)	450.3	451.6	452.4	451.6	450.0

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1 Based on F/X rates as of January 1, 2023.

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Q3 Results
Revenue in Q3’23 grew 8% year-over-year on a reported and a foreign exchange (F/X) neutral basis2. This was slightly above our forecast due to higher-than-expected member growth. Revenue growth in Q3 reflected a 9% year-over-year increase in average paid memberships (8.8M paid net additions vs. 2.4M in Q3’22) due to the roll out of paid sharing, strong, steady programming and the ongoing expansion of streaming globally. ARM3 decreased 1% year-over-year both on a reported and F/X neutral basis, in-line with our expectations. This was due to a number of factors, including a higher percentage of membership growth from lower ARM countries, limited price increases over the past 18 months, and some shift in plan mix.

Q3’23 operating income totaled $1.9B vs. $1.5B last year (up 25% year over year), slightly above our guidance forecast due to the revenue upside and timing of content and other spending. As a result, we delivered an operating margin of 22.4% (vs 22.2% forecast), up three percentage points vs. the year ago quarter. EPS in Q3 was $3.73 vs. $3.10 and included a $173M million non-cash unrealized gain from F/X remeasurement on our Euro denominated debt, which is recognized below operating income in “interest and other income.”

Forecast
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goal is to accelerate revenue growth, expand operating margin and deliver growing free cash flow. Nine months through the year, we are well positioned to meet these objectives in 2023.

We forecast Q4’23 revenue of $8.7B, up 11% year-over-year, or 12% on an F/X neutral basis. For the fourth quarter, we expect paid net additions will be similar to Q3’23 (+/- a few million). Global ARM in Q4 is expected to be roughly flat year-over-year, primarily due to limited price increases over the last eighteen months. In addition, over the past few months the US dollar strengthened4 versus other currencies, representing a roughly $200M expected drag on Q4 revenue and ARM (which is included in our forecast).

In terms of profitability, we’re updating our FY23 operating margin guidance forecast to 20%, the high end of our prior 18% to 20% forecast (based on F/X rates as of 1/1/23). This would mean that our operating margin would increase approximately two percentage points from our 18% operating margin in FY22. Assuming no material swing in F/X rates, we currently expect an operating margin in FY24 of 22% to 23%.

Engagement

Success in streaming starts with engagement. It’s our best proxy for customer satisfaction and when people are watching they are more likely to stick around (retention) and recommend Netflix to their friends (acquisition). The variety and quality of our programming — combined with our reach (247M paying households globally and growing), superior recommendations and intense fandom — means we are able to generate higher engagement than our competitors. In the US, for example, we had the most watched original series for 37 out of the first 38 weeks of 2023 and the most watched movie in 31 of

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2 Excluding the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.
3 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.
4 https://fred.stlouisfed.org/graph/fredgraph.png?g=1a6bs

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those 38 weeks according to Nielsen. Similarly, our share of TV screen time in the US was 8% in September, which is greater than any streamer other than YouTube and we believe gives us substantial room for growth as we continue to improve the quality of our slate.

One Piece is a great example of Netflix’s variety, reach, recommendations and fandom at play. Based on the best-selling manga series, our live action adaptation generated stellar reviews, loud conversation on social media, in particular TikTok, and huge watching (62m views5 globally*) — making it our first ever English language title to debut at #1 in Japan and pushing the series to #1 on Netflix’s global Top 10 for three weeks in a row. Translating anime to live action is hard, with most adaptations failing to excite core fans or reach new audiences. Our team did both successfully thanks to a deep partnership7 between our US creative executives and their counterparts in APAC. This enabled them to build a strong relationship with creator Eiichiro Oda and honor his storytelling, while bringing Monkey D. Luffy’s world to life on screen in exciting new ways.

Another example is the licensed title Suits. This legal drama originally premiered on USA Network in 2011 and ran until 2019. Despite having been available on other streaming services, the debut of seasons one to eight on Netflix in July broke viewing records. According to Nielsen, Suits was the most-watched title across film, original TV and acquired TV on streaming in the US for 12 weeks starting in late June (614M view hours - a new Nielsen record). Over that same time frame, Suits generated 1B view hours on Netflix globally8. Licensing has always been an important part of our programming strategy. As the competitive environment evolves, we may have increased opportunities to license more hit titles to complement our original programming. We believe this will deliver additional value for our members (i.e., engagement), as well as for rights holders who benefit from the increased awareness and revenue that Netflix delivers, in addition to the new life that success on Netflix can drive (e.g, Friends, The Office, a new series from the Suits universe9).
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5 Views are based on the first 91 days of release. For titles released less than 91 days (denoted with an asterisk), data is from launch date through October 15, 2023. We publish weekly our top titles based on engagement at Netflix Top 10.6
6 https://www.netflix.com/tudum/top10/
7 https://www.bloomberg.com/news/articles/2023-09-14/-one-piece-pirate-series-is-renewed-by-netflix-after-soaring-to-no-1
8 Based on viewing from June 19 to September 10, 2023.
9 https://deadline.com/2023/10/new-suits-tv-show-franchise-1235571729/

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Over 70% of our members are now outside the US and we offer more and more great, authentic, local stories to further satisfy them and grow engagement in these regions. We are now producing or co-producing in over 50 countries and languages with the goal of delighting local audiences. In Q3, we saw big hits in every region and across multiple genres — from returning seasons of Sintonia S4 (Brazil), DP S2 (Korea) and Heartstopper S2 (UK) to new dramas like Dear Child (Germany), Class Act (France), Guns & Gulaabs S1 (India), Burning Body (Spain) and Mask Girl (Korea) and documentaries like A Life Too Short: The Isabella Nardoni Case (Brazil) and The Lady of Silence: The Mataviejitas Murders (Mexico). In success, thanks to our reach, recommendations and fandom, our biggest local language titles also find audiences in many other countries, including the US, and can go global as we saw with Squid Game (Korea), Money Heist (Spain) and Lupin (France). It’s one of the great benefits of streaming — we can help creators everywhere find a bigger audience for their stories, which in turn delivers more joy for consumers.

As we work to develop the best programming mix for our members, we’re also having great success with our sports shoulder programming, making Netflix the go-to place for anyone excited by the drama of sport — whether it’s tennis (Break Point), American football (Quarterback), football/soccer (Beckham, Neymar the Perfect Chaos, Pelé), cycling (Tour de France: Unchained), boxing (At Home with the Furys), racing (Formula 1: Drive to Survive), golf (Full Swing) and more. It’s another area where we can deliver enormous value for our members as well as rights holders and talent. The Netflix effect on Formula 110 is well understood and we saw how our Tour de France11 docuseries drove conversation around cycling, while the week following the launch of Beckham, David Beckham’s long established, huge social media following grew by over one million followers.

To help fuel that fandom, we continue to innovate and invest in engagement off Netflix through our consumer products and experiences. Whether it’s Scoops Ahoy ice cream or Surfer Boy pizzas, our pop-up Netflix Bites restaurant or live Bridgerton Ball and upcoming Squid Game experience12, fans of our shows and films want to engage more directly with these stories, including between seasons. So over the next few years, we will be developing Netflix House13 — physical flagship destinations that combine fresh, new live experiences as well as food and retail so fans can visit many times a year safe in the knowledge there will always be something different for them to enjoy.

Animated film and series are another important part of our programming mix. We announced today a multi-year agreement with Skydance Animation, who will develop and produce animated movies for release directly on Netflix starting in 2024, alongside our in-house productions. In Q4 this year, we have two big movies in Leo starring Adam Sandler and Chicken Run: Dawn of the Nugget — the sequel to the highest-grossing stop-motion animated film of all time, Chicken Run, by Aardman. These animated features complement our successful series including Gabby’s Dollhouse, the Emmy Award Winning Ada Twist, Scientist, as well as the upcoming CoComelon Lane from the world of CoComelon and Jurassic World: Chaos Theory.

As we look to the next few months, we have an exceptionally strong fall/winter schedule, including: the final season of our Emmy award winning drama The Crown; Berlin the latest series in our Money Heist franchise; our highly anticipated reality competition show Squid Game: The Challenge; Zack Snyder’s epic science-fantasy Rebel Moon; new movies starring Julia Roberts, Chris Evans, Natalie Portman, Audra McDonald, Emily Blunt, Mahershala Ali, Jennifer Garner, Julianne Moore, Colman Domingo, Carey Mulligan, Annette Bening and Jodie Foster; and critically acclaimed films from Bradley Cooper (Maestro), David Fincher (The Killer), George C. Wolfe (Rustin) and J.A. Bayona (Society of the Snow).

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10 https://theathletic.com/4402239/2023/04/13/f1-formula-one-drive-to-survive-ratings/
11 https://www.outsideonline.com/culture/books-media/netflix-tour-de-france-unchained-review/
12 https://www.netflix.com/tudum/squid-game-the-trials
13 https://www.bloomberg.com/news/articles/2023-10-12/netflix-to-open-stores-where-fans-can-play-shop-and-eat-in-2025

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Monetization and Growth
In addition to building engagement by creating movies and series that members will love, we’re also focused on improving monetization through a combination of paid sharing, scaling our ads business and increased sophistication around our pricing and plans.

First, paid sharing. As our strong membership growth over the past two quarters and our Q4‘23 revenue growth forecast shows, we’ve now successfully taken action in every region in which we operate and we’re rolling it out as planned. The cancel reaction continues to be low, exceeding our expectations, and borrower households converting into full paying memberships are demonstrating healthy retention. As a result, we’re revenue positive in every region when accounting for additional spin off accounts and extra members, churn and changes to our plan mix. Going forward, we’ll continue to refine and optimize our approach to convert additional borrower households into either full paying members or extra members over the next several quarters.

Second, pricing. While we mostly paused price increases as we rolled out paid sharing, our overall approach remains the same — a range of prices and plans to meet a wide range of needs, and as we deliver more value to our members, we occasionally ask them to pay a bit more. Starting today, we’re adjusting prices in the US, UK and France. In the US, our ads ($6.99) and our Standard plans ($15.49) will stay the same, while Basic will now be $11.99 and Premium $22.99. For the UK and France, our pricing for Ads/Basic/Standard/Premium are UK £4.99/£7.99/£10.99/£17.99 and 5.99€/10.99€/ 13.49€/19.99€, respectively (like the US, our Ads and Standard plans in UK and France are unchanged). Our starting price is extremely competitive with other streamers and at $6.99 per month in the US, for example, it’s much less than the average price of a single movie ticket.

Third, ads. It’s been less than a year since launch. It takes time to build a new business from scratch, which is why we have said ad revenue would not be material to our business in 2023. We remain very optimistic about our long run opportunity in this very big market ($180B ex-China and Russia). Ad dollars follow eyeballs and more and more TV viewing is shifting from linear to streaming — we’re a leader in streaming engagement, and the engagement of our ad tier members is strong. While we have much work to do to build out this business, we’re making good progress and laying the foundation for what we believe should be a multi-billion dollar revenue stream over time.

Our immediate priority is building our ad membership so that Netflix becomes an essential buy for advertisers, which is key for advertising to become material to our business. In Q3’23, our ads membership increased nearly 70% quarter-over-quarter and now accounts for ~30% of all new sign-ups in our 12 ads countries. This growth has been driven by improvements to our offering — including two streams, higher quality video and a programming slate that’s now essentially on par with our other plans — as well as the phasing out of our Basic plan for new and rejoining members in the US, the UK, Italy and Canada. This change boosted adoption of our ads and Standard plans and we’ll be making the same change in Germany, Spain, Japan, Mexico, Australia and Brazil next week. Going forward, we’ll continue to improve the feature set, for example next month we’re introducing downloads, while also working to include the ads plan in device and ISP partner bundles.

On the advertiser side, we’re working with brands to create formats they will value, in particular the ability to connect with highly conversational and culturally relevant programming. For instance, we recently launched title sponsorships on Netflix with Frito Lay’s Smartfood® presenting the new and extremely popular season of the Emmy nominated series Love is Blind. And T-Mobile, Nespresso and others will all be presenting sponsors for The Netflix Cup, our first-ever live sports event featuring athletes from Formula 1: Drive to Survive and Full Swing, streaming live on November 14. And next year, we’ll have a new ad product for members who love to binge. So if you’re watching a few episodes in a row you’ll be served a hero spot that says “the next episode is commercial free, made possible by XX

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brand.” We’re also investing in our own sales team and technical infrastructure to complement Microsoft's capabilities.

Cash Flow and Capital Structure
Net cash generated by operating activities in Q3 was $2.0B vs. $0.6B in the prior year period. Free cash flow14 for the quarter totaled $1.9B compared with $0.5B in last year’s Q3. Year-to-date, we’ve generated over $5B of free cash flow, compared with $1.3B over the same period in 2022.

We now expect FY23 free cash flow to be approximately $6.5B (+/- a few hundred million dollars), up from our prior forecast of at least $5B, and vs. $1.6B in 2022. This includes ~$1B in lower-than-planned cash content spend in 2023 due to the WGA and SAG-AFTRA strikes. As a result, we expect 2023 cash content spend of around $13B and, assuming the SAG-AFTRA strike is resolved in the near future, we are currently expecting cash content spend of up to ~$17B in 2024. As we said last quarter, the strikes will create some lumpiness in FCF over the 2023/2024 period, but we still plan to deliver very substantial positive FCF in 2024.

Consistent with our policy to return excess cash above our minimum cash requirement15, we repurchased $2.5B of our stock (or 6M shares) under our original $5B authorization. Since the inception of this authorization, we’ve bought back $4.1B. In September, our board increased our share repurchase authorization for an additional $10B on top of the $1B remaining under the prior authorization.

Gross debt at the end of Q3 was $14B, largely unchanged from the prior quarter and within our targeted $10-$15B range. Cash and short term investments totaled $8B, leaving us with net debt of $6.5B.

Environmental, Social, and Governance (ESG)
In September, we reappointed Ambassador Susan E. Rice as a member of our Board of Directors, which she previously served on from 2018 to 2020. Ambassador Rice brings a long history of public service and is the only person to serve as both National Security Advisor and Domestic Policy Advisor to the President of the United States. She also served as US Ambassador to the United Nations and a member of the President’s cabinet.

We recognize we don’t have wide support for our executive compensation model of the last 20 years. We are listening to our shareholders and plan on substantial changes for 2024 to a more conventional model. Our executive compensation plan will continue to be built on pay for performance.

F/X Hedging
We have started a F/X risk management program as our non-US dollar revenue is currently roughly 60% of total companywide revenue and is likely to increase over time. We have exposure to over 45 currencies and fluctuations in foreign currency rates impact both our revenue and operating profit. An F/X risk management program will allow us to better balance delivering on our near term financial objectives without having to over-react to short term swings in F/X rates (by either immediately reducing expenses and/or raising prices should the US dollar appreciate vs. other currencies). Over the medium term, we’ll continue to adjust our pricing and cost structure as appropriate given fluctuations in F/X.

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14 Defined as cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.
15 We target maintaining minimum cash equivalent to roughly two months of revenue (i.e., about $5.7B based on Q3 revenue of $8.5B).

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In terms of our approach, we’re using standard forward contracts with the goal of reducing volatility in our operating profit. We won’t hedge all of our currencies and are focusing on the currencies where we have the largest exposure and greatest risk/volatility, among other factors. Therefore, we’ll still have exposure to foreign currency movements, but to a lesser extent than without hedges. Our hedging program also won’t impact our P&L in 2023 as we’re layering in our hedges, which begin to mature in early 2024.

Summary
We’re optimistic about our prospects and the future of entertainment. Over the last year, there’s been an intense debate about streaming’s impact on the creative community. Like all new technology including TV, home video, and DVD, the internet has driven a lot of change in our industry, while also opening up significant new opportunities. Increased convenience, choice and control for consumers has expanded audiences and created additional value for older titles, with series like Breaking Bad, Arrested Development and Ballers generating huge viewing and new revenue. It’s given many more creators the chance to have their voices heard, whether in front of or behind the camera. But most important of all, streaming has helped ensure that film and TV remain relevant for the next generation.

As can be seen in the chart below, we’ve shown that with discipline and a focus on the long term, you can build a strong, sustainable streaming business. Since 2016, when we launched our service globally, we’ve been able to invest heavily in our slate (with content amortization up ~3X from $5B to ~$14.5B a year) while steadily increasing Netflix’s operating margin (up 5X, from 4% to 20%) and improving our free cash flow from -$1.7B to about ~$6.5B this year. As a result, we’re able to grow our content investment — almost all of which goes directly to the creative community. We want to sustain that virtuous cycle because when we partner with the best creators, we can delight our members, invest more in amazing TV series, movies and games and build an even more valuable business.

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Reference

For quick reference, our past investor letters can be found here16.

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16 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

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Regional Breakdown

(in millions)	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
UCAN Streaming:
Revenue	$3,602	$3,595	$3,609	$3,599	$3,735
Paid Memberships	73.39	74.30	74.40	75.57	77.32
Paid Net Additions	0.10	0.91	0.10	1.17	1.75
Average Revenue per Membership	$16.37	$16.23	$16.18	$16.00	$16.29
Y/Y % Growth	12%	10%	9%	—%	—%
F/X Neutral Y/Y % Growth	12%	10%	9%	1%	—%

EMEA:
Revenue	$2,376	$2,350	$2,518	$2,562	$2,693
Paid Memberships	73.53	76.73	77.37	79.81	83.76
Paid Net Additions	0.57	3.20	0.64	2.43	3.95
Average Revenue per Membership	$10.81	$10.43	$10.89	$10.87	$10.98
Y/Y % Growth	(7)%	(10)%	(6)%	(3)%	2%
F/X Neutral Y/Y % Growth	7%	5%	1%	(1)%	(2)%

LATAM:
Revenue	$1,024	$1,017	$1,070	$1,077	$1,143
Paid Memberships	39.94	41.70	41.25	42.47	43.65
Paid Net Additions	0.31	1.76	(0.45)	1.22	1.18
Average Revenue per Membership	$8.58	$8.30	$8.60	$8.58	$8.85
Y/Y % Growth	9%	2%	3%	(1)%	3%
F/X Neutral Y/Y % Growth	16%	7%	8%	8%	8%

APAC:
Revenue	$889	$857	$934	$919	$948
Paid Memberships	36.23	38.02	39.48	40.55	42.43
Paid Net Additions	1.43	1.80	1.46	1.07	1.88
Average Revenue per Membership	$8.34	$7.69	$8.03	$7.66	$7.62
Y/Y % Growth	(13)%	(17)%	(13)%	(13)%	(9)%
F/X Neutral Y/Y % Growth	(3)%	(4)%	(6)%	(7)%	(6)%
F/X Neutral ARM growth excludes the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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F/X Neutral Operating Margin Disclosure
To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2023 based on F/X rates at that time), absent intra-year fluctuations in F/X.

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October 18, 2023 Earnings Interview, 3pm PT
Our video interview with Jessica Reif Ehrlich, BofA Securities will be on youtube/netflixir17 at 3pm PT today. Questions that investors would like to see asked should be sent to jessica.reif@bofa.com. Co-CEOs Ted Sarandos and Greg Peters, CFO Spence Neumann and VP of Finance/IR/Corporate Development Spencer Wang, will all be on the video to answer Jessica’s questions.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	323 287-0756

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17 https://www.youtube.com/netflixir

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, and free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent intra-year currency fluctuations and the impact of restructuring costs. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements and in the F/X neutral operating margin disclosure above. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment and change in other assets, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter and fiscal year ending December 31, 2023; adoption and growth of streaming entertainment; growth outlook and market opportunity; competitive position; core strategy and business model; negotiations with SAG-AFTRA; content offerings, including content licensing; consumer products and experiences; monetization through pricing and tiering structures, including paid sharing; ad-supported tier and its prospects; product features; our competitors’ performance; impact of foreign exchange rates; foreign currency exchange hedging program; cash balance and spend; stock repurchases; paid net additions, membership growth and retention; engagement; executive compensation program; consolidated revenue, revenue growth and ARM, operating income, operating margin, net income, content amortization, and earnings per share; advertising; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; adoption of the ads plan and paid sharing; the impact of work stoppages; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 26, 2023. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues	$8,541,668	$8,187,301	$7,925,589	$24,890,472	$23,763,497
Cost of revenues	4,930,788	4,673,470	4,788,665	14,407,883	13,764,125
Marketing	558,736	627,168	567,954	1,741,266	1,698,892
Technology and development	657,159	657,983	662,739	2,002,417	2,037,115
General and administrative	478,591	401,497	373,213	1,281,012	1,180,438
Operating income	1,916,394	1,827,183	1,533,018	5,457,894	5,082,927
Other income (expense):
Interest expense	(175,563)	(174,812)	(172,575)	(524,614)	(535,609)
Interest and other income	168,218	26,961	261,404	123,975	677,275
Income before income taxes	1,909,049	1,679,332	1,621,847	5,057,255	5,224,593
Provision for income taxes	(231,627)	(191,722)	(223,605)	(587,103)	(787,953)
Net income	$1,677,422	$1,487,610	$1,398,242	$4,470,152	$4,436,640
Earnings per share:
Basic	$3.80	$3.35	$3.14	$10.08	$9.98
Diluted	$3.73	$3.29	$3.10	$9.90	$9.83
Weighted-average shares of common stock outstanding:
Basic	441,537	443,881	444,878	443,540	444,529
Diluted	450,011	451,572	450,344	451,319	451,168

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,353,245	$5,147,176
Short-term investments	514,201	911,276
Other current assets	2,912,028	3,208,021
Total current assets	10,779,474	9,266,473
Content assets, net	31,749,861	32,736,713
Property and equipment, net	1,498,391	1,398,257
Other non-current assets	5,474,060	5,193,325
Total assets	$49,501,786	$48,594,768
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,259,582	$4,480,150
Accounts payable	534,429	671,513
Accrued expenses and other liabilities	1,838,908	1,514,650
Deferred revenue	1,306,185	1,264,661
Short-term debt	399,614	—
Total current liabilities	8,338,718	7,930,974
Non-current content liabilities	2,668,472	3,081,277
Long-term debt	13,900,754	14,353,076
Other non-current liabilities	2,486,215	2,452,040
Total liabilities	27,394,159	27,817,367
Stockholders' equity:
Common stock	5,011,427	4,637,601
Treasury stock at cost	(4,399,677)	(824,190)
Accumulated other comprehensive loss	(155,571)	(217,306)
Retained earnings	21,651,448	17,181,296
Total stockholders' equity	22,107,627	20,777,401
Total liabilities and stockholders' equity	$49,501,786	$48,594,768

Supplemental Information
Total streaming content obligations*	$19,650,049	$21,831,947

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net income	$1,677,422	$1,487,610	$1,398,242	$4,470,152	$4,436,640
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(2,883,839)	(3,683,007)	(4,582,671)	(9,025,512)	(12,853,846)
Change in content liabilities	(325,989)	46,119	60,867	(634,661)	(95,054)
Amortization of content assets	3,573,353	3,410,021	3,653,592	10,443,358	10,081,305
Depreciation and amortization of property, equipment and intangibles	90,660	89,385	85,188	270,380	243,295
Stock-based compensation expense	79,720	78,030	152,062	256,849	421,663
Foreign currency remeasurement loss (gain) on debt	(172,678)	28,952	(348,458)	(63,075)	(814,792)
Other non-cash items	115,688	121,483	102,513	357,179	409,855
Deferred income taxes	(86,277)	(103,172)	(57,797)	(288,231)	(242,523)
Changes in operating assets and liabilities:
Other current assets	103,766	(183,049)	(120,071)	(167,805)	44,485
Accounts payable	(68,390)	38,332	53,875	(119,726)	(283,617)
Accrued expenses and other liabilities	(65,029)	177,831	212,072	298,101	324,116
Deferred revenue	(5,733)	49,647	(48,420)	41,524	(42,053)
Other non-current assets and liabilities	(40,359)	(117,950)	(4,184)	(227,246)	(47,075)
Net cash provided by operating activities	1,992,315	1,440,232	556,810	5,611,287	1,582,399
Cash flows from investing activities:
Purchases of property and equipment	(103,929)	(100,972)	(84,960)	(266,920)	(296,136)
Acquisitions	—	—	—	—	(193,397)
Purchases of short-term investments	—	(303,228)	—	(504,862)	—
Proceeds from maturities of short-term investments	400,000	501,937	—	901,937	—
Net cash provided by (used in) investing activities	296,071	97,737	(84,960)	130,155	(489,533)
Cash flows from financing activities:
Repayments of debt	—	—	—	—	(700,000)
Proceeds from issuance of common stock	57,818	34,717	4,113	118,563	29,041
Repurchases of common stock	(2,500,100)	(645,146)	—	(3,545,347)	—
Other financing activities	(32,826)	(38,920)	—	(71,746)	—
Net cash provided by (used in) financing activities	(2,475,108)	(649,349)	4,113	(3,498,530)	(670,959)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(122,707)	39,626	(180,058)	(56,658)	(336,704)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(309,429)	928,246	295,905	2,186,254	85,203
Cash, cash equivalents and restricted cash at beginning of period	7,666,265	6,738,019	5,844,409	5,170,582	6,055,111
Cash, cash equivalents and restricted cash at end of period	$7,356,836	$7,666,265	$6,140,314	$7,356,836	$6,140,314

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$1,992,315	$1,440,232	$556,810	$5,611,287	$1,582,399
Purchases of property and equipment	(103,929)	(100,972)	(84,960)	(266,920)	(296,136)
Non-GAAP free cash flow	$1,888,386	$1,339,260	$471,850	$5,344,367	$1,286,263

15

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

	As Reported	Currency Translation Adjustment	Adjusted Revenue at 2022 Rates	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended September 30, 2023:
Total revenues	$8,541,668	$(8,548)	$8,533,120	8%	8%

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